Exhibit 10.47

August__, 2019
John Howard

Dear John,
I am pleased to extend this employment opportunity as the Interim Chief Financial Officer of UNFI (the “Company”) located in our Eden Prairie, Minneapolis, corporate office and reporting directly to me. Your first day of employment in this new role, and the effective date of this letter will be on or about August 23, 2019 (the “Effective Date”). Until the Effective Date, you will remain in your current role of SVP, Finance under the terms of your offer letter for your role as SVP, Finance (the “SVP Offer”).
The following information outlines the details of your interim position with the Company:

•	Base Salary: You will be paid an annual salary of $550,000. Your salary will be paid on a bi-weekly basis in accordance with the Company’s payroll practices. Pay dates occur every other Friday.

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Annual Merit: Our annual performance review cycle starts at the end of the fiscal year which runs from August 4, 2019 to August 1, 2020. Since you were hired on or after May 1st, you will be first eligible to receive a merit salary increase at the end of our next fiscal year (Fiscal 2020).

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Insurance Coverage: Your effective date for insurance coverage (medical, dental, vision, life, accidental death/dismemberment, short term disability, and long-term disability) will be the first day of the month following 60 days of your initial employment with the Company, consistent with your SVP Offer.

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Paid Time Off: The Company believes that it is important for all associates to take time off to re-energize. We also believe that leaders should take responsibility for managing the integration of work and life by managing the ever-present needs of the business and their own personal need to spend time away from work rejuvenating.   Company leaders are encouraged to take time off as needed. Time off will not be accrued or tracked beginning with the 2020 fiscal year (August 4).

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Annual Incentive Program: You will be eligible to participate in UNFI’s Annual Incentive Plan (AIP) targeted at 75% of your base salary based on achievement of certain fiscal year goals and objectives. Your participation in UNFI’s AIP will begin with the 2020 fiscal year beginning in August. This annual incentive will be pro rated for your time in the interim position relative to your AIP target in your current position as SVP and will be payable in conjunction with all year-end incentive payments.

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Equity Incentive Program: Subject to approval by the Compensation Committee, and as described in the SVP Offer, you will be eligible to participate in the Company’s Long-Term Incentive Program and will receive an award with a grant date value of $300,000 for fiscal 2020. This award may be granted in a combination of restricted stock units (50% weighted with three-year ratable vesting) and performance shares (50% weighted with three-year cliff vesting). All such long-term incentive award(s) referenced in this paragraph will be made at the same time and on the same terms as long-term incentive awards are granted to similarly situated executives of the Company and on a date on which the Company is not subject to a blackout period under its Insider Trading Policy. The Company, at its discretion, from time to time may change, modify, amend, or terminate this incentive plan, policy, program, or arrangement. For the avoidance of doubt, this proposed fiscal 2020 grant is the same as, and not in addition to, the grant described in the SVP Offer. Any grant under the Company’s Long-Term Incentive Program for fiscal 2021 will take into consideration your time in this interim position.

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Inducement Equity Grant: As described in the SVP Offer, you will be granted a one-time restricted stock unit award with a grant date value of $550,000 and such award will be granted by the Company on or about the first trading date following the Start Date on which the Company is not subject to a blackout period under its Insider Trading Policy. These units shall cliff vest fully on the third anniversary of the grant date. The actual number of units to be granted to you will be determined by the closing price of the Company’s common stock on the grant date. This equity award will be subject to the terms and conditions of the equity incentive plan pursuant to which the award is granted and the terms and conditions of the award agreement evidencing the award. For the avoidance of doubt, this inducement equity grant is the same as, and not in addition to, the grant described in the SVP Offer.

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Term. From the Effective Date, your position as Interim CFO may continue, at the latest, until the date on which a permanent successor Chief Financial Officer is hired and commences employment with the Company (the “Interim Term”). If at the end of the Interim Period, the Company does not offer you the position of Chief Financial Officer or the Company offers you the position of Chief Financial Officer but you decline such offer, you may continue employment with the Company as SVP, Finance, on the same terms of your employment in that role immediately prior to your accepting this offer (i.e. the terms of the SVP Offer), with no duplication of any element of compensation described therein or herein.

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Severance. If the Company terminates your employment without Cause, you resign for Good Reason, or you resign following the appointment of a permanent Chief Financial Officer (other than you), then, subject to any limitation imposed under applicable law and subject to the conditions set forth in Section 5 of the attached terms and conditions, and in addition to the payment of any unpaid base salary and accrued and unpaid vacation as of the date of such termination or resignation, the Company shall continue your base salary in effect as of the date of such termination or resignation for a period of nine (9) months and you shall be entitled to a bonus payment at target, prorated for your time in the Interim Chief Financial Officer position, subject in both cases to applicable withholding and deductions. If your employment is terminated by the Company without Cause or you resign for Good Reason, the Company shall also pay you, on or after the expiration of the Severance Delay Period (as defined in Section 5 of the terms and conditions attached as Exhibit A), a lump sum amount equal to $35,000 (the “COBRA Amount”) that you may use to procure group health plan coverage for yourself and your eligible dependents or otherwise. If you desire to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), it shall be your sole responsibility (and/or the responsibility of other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefore. You acknowledge that the COBRA Amount is taxable to you and that the payment of the COBRA Amount shall only be made to the extent that the payment of the COBRA Amount would not result in any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, such laws, the “PPACA”). Should the Company be unable to pay the COBRA Amount without triggering an excise tax under the PPACA, you and the Company shall use reasonable efforts to provide a benefit to you which represents the economic equivalent of the COBRA Amount and which does not result in an excise tax on the Company under the PPACA, which benefit shall be paid in a lump sum. All of the foregoing benefits are subject to the additional severance terms and conditions, as set forth in Exhibit A hereto, and will expire on the first anniversary of the effective date of your appointment. All of the terms, conditions, and provisions set forth on Exhibit A attached hereto form a part of this offer letter to the fullest extent as if set forth directly in the body of this letter with full force and effect.
The Company is an equal opportunity employer and complies with all laws applicable to employers. The Company also is an “at will” employer. This means that your employment is for no definite period of time and may be terminated at any time by you or the company with or without cause for any lawful reason. The “at will” status of your employment can be modified only by a written individual contract signed by you and the Chair of the Board of Directors of the Company.
This letter states the full terms of our offer of employment and supersedes all previous offers or other communications by any representative of the company regarding the terms of your employment, except as expressly set forth herein regarding the SVP Offer. Notwithstanding the foregoing, the terms of this letter relative to the position of Interim Chief Financial Officer are contingent upon, and will not be binding upon the Company or you, until August 23, 2019 the first day of your commencement in such role.
If you agree with the terms of employment described above, please sign and return to the undersigned a copy of this letter. We look forward to you joining the Company and are confident your skills and expertise will make an immediate contribution to the growth of our company.
Sincerely,

Steven L. Spinner
Chief Executive Officer

/s/ John Howard
John Howard	Date

Exhibit A
Severance Terms and Conditions

1.	Defined Terms. The following terms shall have the following definitions:
     (a)              the term “Affiliate” shall mean any corporation which is a subsidiary of the Company within the definition of “subsidiary corporation” under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)              the term “Cause” shall mean the termination of the Employee’s employment with the Company or any Affiliate due to (i) conviction of Employee under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude, (ii) unauthorized acts intended to result in Employee’s personal enrichment at the material expense of the Company or its reputation, or (iii) any violation of Employee’s duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or (iv) material breach of Sections 4(a) and (b) of this Exhibit A to the offer letter; provided however, that in the case of circumstances described in this definition, the nature of the circumstances shall be set forth with reasonable particularity in a written notice to the Employee approved by a majority of the membership of the Board of Directors of the Company, and the Employee shall have twenty (20) business days following delivery of such written notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors of the Company, susceptible to a cure and provided further that delivery of such written notice shall have been approved by a majority of the members of the Board of Directors of the Company.

(c)               the term “Disability” shall have the meaning set forth in the then current Company-sponsored disability plan applicable to the Employee (the “Benefit Plan”), and no Disability shall be deemed to occur under the Benefit Plan until the Employee meets all applicable requirements to receive benefits under the long term disability provisions of such Benefit Plan; provided, however, in the event that the Benefit Plan does not provide long term disability insurance benefits then the Employee’s employment hereunder cannot be terminated for Disability and any termination of the Employee during such a period shall constitute a termination by the Company without Cause.

(d) the term “Employee” shall mean John W. Howard.

(e)           the term “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Employee to duties materially adversely inconsistent with the Employee’s duties as of the date hereof, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Employee; (ii) a material reduction in the Employee’s title, executive authority or reporting status; (iii) the Company’s requirement that the Employee relocate more than fifty (50) miles from Employee’s then current place of employment; (iv) a reduction by the Company in the Employee’s base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits hereunder when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Employee; (v) failure to include the Employee in any new employee benefit plans proposed by the Company or a material reduction in the Employee’s level of participation in any benefit plans of the Company; provided that a Company-wide reduction or elimination of such plans shall not give rise to a “Good Reason” termination; or (vi) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform this Agreement; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Employee has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason, (B) the Company has not cured the Good Reason within the (30) thirty day period and (C) the Employee resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.

2.
No Other Obligations. In the event of termination for Cause, death or Disability, or resignation for other than Good Reason, the Company shall be under no obligation to make any payments to Employee under this Agreement other than to provide payment of any unpaid base salary and accrued and unpaid vacation as of the date of such termination or resignation; provided, however, that with respect to a termination for Cause, the Company may withhold any compensation due to Employee as a partial offset against any damages suffered by the Company as a result of Employee’s actions.  In addition, regardless of the reason for termination of employment, the Employee agrees, upon demand by the Company, to return promptly to the Company any compensation or other benefits paid, or targeted to be paid, to the Employee under the circumstances set forth in Section 6 below.

3.
Other Benefits. The availability, if any, of any other benefits shall be governed by the terms and conditions of the plans and/or agreements under which such benefits are granted.  The benefits granted under this Agreement are in addition to, and not in limitation of, any other benefits granted to Employee under any policy, plan and/or agreement; provided, however, if severance is available under any agreement providing payments for severance to the Employee in connection with a change in control of the company, the terms of the change in control agreement shall control.

4.	Restrictive Covenants. Employee covenants with the Company as follows (as used in this Section 4, “Company” shall include the Company and its subsidiaries and Affiliates):
(a)              Employee shall not disclose or reveal to any unauthorized person or knowingly use for Employee’s own benefit, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Employee confirms that such information constitutes the exclusive property of the Company.  Such restrictions shall not apply to information which is (i) generally available in the industry or (ii) disclosed through no fault of Employee or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure).  Employee agrees that Employee will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media. For the avoidance of doubt, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and

Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosure.

Employee acknowledges and agrees that the Company has provided Employee with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(1)	IMMUNITY. - An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that
(A) is made -
(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and
(ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(b)              Except with the prior written consent of the Company’s Board of Directors, during the term of employment, and for a period of one year following termination of such employment for any reason or payment of any compensation, whichever occurs last (the “Restricted Period”), Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States in any activities with any company which is a direct competitor of the Company and any other company that conducts any business for which the Employee is uniquely qualified to serve as a member of senior management as a result of his service to the Company, which for purposes of this Agreement shall mean the following companies: KeHe Distributors, LLC, DPI Specialty Foods, Lopari Foods, C&S Wholesale Grocers, Inc., Sysco Corporation, Performance Food Group Company and US Foods Holding Corp (or any subsidiary or Affiliated entity of the foregoing companies) with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the Employee’s term of employment; provided, however, that Employee’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during the Restricted Period, Employee shall not solicit or otherwise act to induce any of the Company’s vendors, customers or employees to take action that might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.

(c)               Employee hereby acknowledges that Employee will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section 4(a) herein, and which are made, conceived or reduced to practice by Employee during Employee’s period of employment by the Company and within one year after termination thereof.  The provisions of this subsection (c) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by Employee alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of Employee’s duties.

(d)           Employee shall, upon request of the Company, but at no expense to Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.

(e)               During the Restricted Period, upon reasonable request of the Company, the Employee shall cooperate in any internal or external investigation, litigation or any dispute relating to any matter in which he or she was involved during his or her employment with the Company; provided, however, that the Employee shall not be obligated to spend time and/or travel in connection with such cooperation to the extent that it would unreasonably interfere with the Employee’s other commitments and obligations. The Company shall reimburse the Employee for all expenses the Employee reasonably incurs in so cooperating.

(f)                Before accepting employment with any other person, organization or entity while employed by the Company and during the Restricted Period, the Employee will inform such person, organization or entity of the restrictions contained in this Section 4. The Employee further consents to notification by the Company to Employee’s subsequent employer or other third party of Employee’s obligations under this Agreement.

(g)               The Employee recognizes that the possible restrictions on the Employee’s activities which may occur as a result of the Employee’s performance of the Employee’s obligations under Sections 4(a) and (b) of this Agreement are required for the reasonable protection of the Company and its investments, and the Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose. The Employee acknowledges that money damages would not be an adequate or sufficient remedy for any breach of Sections 4(a) and (b), and that in the event of a breach or threatened breach of Sections 4(a) and (b), the Company, in addition to other rights and remedies existing in its favor, shall be entitled, as a matter of right, to injunctive relief, including specific performance, from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Sections 4(a) and (b). The terms of this Section 4(g) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee. If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. The Employee expressly agrees that all payments and benefits due the Employee under this Agreement shall be subject to the Employee’s compliance with the provisions set forth in Sections 4(a) and (b).

(h)              Except with respect to any shorter term as expressly provided herein, this Section 4 shall survive the expiration or earlier termination of Employee’s relationship with the Company for a period of ten (10) years.

5.
Release. All payments and benefits under this Agreement are conditioned on the Employee’s executing and not revoking a release of claims against the Company, which release must be executed, not be revoked and have become irrevocable within sixty (60) days of the Employee’s termination or resignation (the “Severance Delay Period”). Such release shall be in the form provided in Exhibit A hereto, with such modifications as the Company may determine to be reasonably necessary in its discretion to account for legal requirements applicable to it from time to time. The Employee shall not be required to release: (i) any rights the Employee has under this Agreement; (ii) any rights that Employee has pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended (“ERISA”); (iii) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any equity plan maintained by the Company or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any equity plan maintained by the Company; (iv) any rights the Employee and his or her beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, ERISA or applicable state law; (v) any rights the Employee may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its affiliated companies,  under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Employee was a director or officer of the Company or any affiliated company; or (vi) any rights to make disclosures permitted under Section 4(a) above.

6.
Clawback/Forfeiture of Benefits.  In addition to the Company’s legal and equitable remedies (including injunctive relief), if the Company’s Board of Directors determines (in its sole discretion but acting in good faith) that (i) the Employee has violated any portions of Section 4, (ii) any of the Company’s  financial statements are required to be restated resulting from fraud attributable to the Employee, or (iii) any amount of compensation was based upon financial results later found to be materially inaccurate, then (a) the Company may recover or refuse to pay any of the compensation or benefits that may be owed to the Employee under the Severance paragraph of this Agreement, and (b) the Company may prohibit the Employee from exercising all or any options with respect to stock of the Company, or may recover all or any portion of the gain realized by the Employee from (1) such options exercised, (2) the vesting of any equity award received from the Company or (3) the sale of any equity award received from the Company, in each case in the twelve (12) month period immediately preceding any violation of Section 4 or any restatement of financial statements, or in the periods following the date of any such violation or restatement.  In addition, the Company may pursue any remedies available pursuant to any policy of recoupment of incentive compensation that may be adopted by the Company’s Board of Directors from time to time.  Unless otherwise provided in any such policy of recoupment, the amount to be recovered shall be equal to the excess of the amount paid out (on a pre-tax basis) over the amount that would have been paid out had such financial results or performance metrics been fairly stated at the time the payout was made. The payment shall be made in such manner and on such terms and conditions as may be required by the Company.  If the Employee fails to return such compensation promptly, the Employee agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Employee by the Company, to the extent permitted by Section 409A of the Code, if applicable. The Employee acknowledges that the Company may engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 6. The provisions of this Section 6 shall be modified to the extent, and remain in effect for the period, required by applicable law, and shall be modified without consent of the Employee to become consistent with any applicable law, including, without limitation, any rules or regulations adopted implementing the clawback or recoupment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any policy of the Company adopted by its Board of Directors relative to recoupment or clawback of compensation, whether adopted before or after the date hereof. The Company shall be entitled, at its election, to set off against the amount of any such payment any amounts otherwise owed to the Employee by the Company.

7.
Miscellaneous. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in force and effect.  This Agreement has been executed and delivered in the State of Rhode Island, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.  This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, oral or written, on the subject matter hereof between the Company and Employee, but it is not intended to, and does not, limit any prior, present or future obligations of the Employee with respect to confidentiality, ownership of intellectual property and/or non-competition which are greater than those set forth herein.  This Agreement shall be binding upon any successor or assign of the Company.

8.	Section 409A.
     (a)              It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Employee is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Employee pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death. Any payments delayed pursuant to this Section 10 (a) shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death.

(b)              Notwithstanding any other provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.

(c)               Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(d)              Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Employee participates during the Employee’s employment with the Company or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(e)               For the avoidance of doubt, any payment due under this Agreement within a period following the Employee’s termination of employment, death, disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(f)                This Agreement shall be interpreted in accordance with, and the Company and the Employee will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement. By accepting this Agreement, the Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to the Employee hereunder. Further, by the acceptance of this Agreement, the Employee acknowledges that (i) the Employee has obtained independent tax advice regarding the application of Section 409A to the payments due to the Employee hereunder, (ii) the Employee retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to the Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate the Employee for any violation of Section 409A that may occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.